Exhibit 99.1

IGC Pharma Inc

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Transaction Overview

On September 29, 2025, Holi Hemp LLC (“HHP”), a wholly owned subsidiary of IGC Pharma, Inc. (the “Company”), completed the disposition of certain manufacturing equipment, leasehold assets, and inventory located at its Vancouver, Washington facility (the “Vancouver Facility”) pursuant to a Sale of Assets and Manufacturing Agreement with Wellness Essentials Northwest LLC (the “Buyer”). The Buyer also assumed certain employees and short-term lease obligations.

The consideration received consisted of (i) contractual rights to manufacture the Company’s products at preferential pricing through December 31, 2030, and (ii) a contingent right to receive 10 percent of net proceeds if the Buyer sells the business within five years. No cash consideration was exchanged. An independent valuation determined the aggregate fair value of consideration received to be approximately $ 2.7 million.

Note 2 — Description of Pro Forma Adjustments

The following pro forma adjustments are reflected:

1.	Derecognition of assets: Elimination of inventory, approximately $685 thousand, and PPE $851 thousand, transferred under the Agreement.

2.	Recognition of intangible asset: the Company recognized a finite-lived intangible asset representing the favorable supply-contract right, with an initial fair value of $ 2.7 million. The gross gain on derecognition equals the excess of the fair value of consideration over the carrying amount of assets surrendered.

3.	Amortization of the intangible assets: The favorable-contract intangible is amortized in a pattern that reflects the economic benefit of the intangible asset is consumed over its contractual life ending December 31, 2030, starting from January 1, 2028. Annual amortization expense is approximately $900 thousand.

4.	Gain on disposal: Recognition of $1,051 thousand in the statement of operations representing the difference between the carrying value of assets derecognized and the fair value of consideration received.

5.	No recurring operational adjustments: The preferential supply rights commence in 2028 and relate to pricing terms. No recurring adjustments to historical revenue or expense are reflected because such amounts are not directly attributable to the transaction as of the pro forma period.

Note 3 — Limitations

The unaudited pro forma condensed consolidated financial statements are subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the unaudited pro forma condensed consolidated financial statements. Management believes the pro forma adjustments reflect all material impacts of the Transaction that are (i) factually supportable, (ii) directly attributable to the Transaction, and (iii) expected to have a continuing effect on the Company’s operations. Actual results might differ materially from unaudited pro forma.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

IGC Pharma, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	June 30, 2025 ($)	Pro Forma Adjustment	Pro Forma June 30, 2025 ($)	March 31, 2025 ($)
ASSETS
Current assets:
Cash and cash equivalents	454	(113)	341	405
Accounts receivable, net	87	-	87	34
Inventory	1,349	(685)	664	1,360
Asset held for sale	-	-	-	702
Deposits and advances	212	-	212	395
Operating lease asset-current	51	-	51	-
Total current assets	2,153	(798)	1,355	2,896

Non-current assets:
Intangible assets, net	1,997	2,700	4,697	1,852
Property, plant, and equipment, net	3,097	(851)	2,246	3,220
Claims and advances	680	-	680	681
Operating lease asset	16	-	16	98
Total non-current assets	5,790	1,849	7,639	5,851
Total assets	7,943	1,051	8,994	8,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	933	-	933	883
Accrued liabilities and others	792	-	792	1,374
Total current liabilities	1,725	-	1,725	2,257

Non-current liabilities:
Long-term loans	133	-	133	134
Other liabilities	-	-	-	16
Operating lease liability	7	-	7	10
Total non-current liabilities	140	-	140	160
Total liabilities	1,865	-	1,865	2,417

Commitments and Contingencies – See Note 12

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares, no shares issued or outstanding as of June 30, 2025, and March 31, 2025.
Common stock and additional paid-in capital, $0.0001 par value: 150,000,000 shares authorized; 84,141,405 and 80,878,058 shares issued and outstanding as of June 30, 2025, and March 31, 2025, respectively.	131,920	-	131,920	130,570
Accumulated other comprehensive loss	(3,499)	-	(3,499)	(3,496)
Accumulated deficit	(122,343)	1,051	(121,292)	(120,744)
Total stockholders’ equity	6,078	1,051	7,129	6,330
Total liabilities and stockholders’ equity	7,943	1,051	8,994	8,747

The accompanying notes should be read in connection with these Unaudited Pro Forma Condensed Consolidated Financial Statements.

IGC Pharma, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except loss per share and share data)

(Unaudited)

	Three months ended June 30,
	2025 ($)	Pro Forma Adjustment	Pro Forma 2025 ($)	2024 ($)
Revenue	328	-	328	272
Cost of revenue	(174)	-	(174)	(109)
Gross profit	154	-	154	163
Selling, general, and administrative expenses	(1,208)	-	(1,208)	(1,670)
Research and development expenses	(851)	-	(851)	(889)
Operating loss	(1,905)	-	(1,905)	(2,396)
Other income, net	306	1,051	1357	18
Loss before income taxes	(1,599)	1,051	(548)	(2,378)
Income tax expense/benefit	-		-	-
Net loss attributable to common stockholders	(1,599)	1,051	(548)	(2,378)
Foreign currency translation adjustments	(3)		(3)	(3)
Comprehensive loss	(1,602)	1,051	(551)	(2,381)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.02)		(0.01)	$(0.03)
Weighted-average number of shares used in computing loss per share amounts:	83,027,117		83,027,117	72,813,538

The accompanying notes should be read in connection with these Unaudited Pro Forma Condensed Consolidated Financial Statements.

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